Exhibits 4.3

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 17, 2017, is among Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Antero Midstream Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), each of the other parties identified on the signature page hereto (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, the Issuers, the Subsidiary Guarantors and the Trustee are parties to an Indenture, dated as of September 13, 2016 (the “Indenture”), pursuant to which the Issuers have issued $650,000,000 in principal amount of 5.375% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture in order to cure any ambiguity, defect or inconsistency, without the consent of the Holders of the Notes;

WHEREAS, Section 1.01 of the Indenture defines “Available Cash” as having the meaning assigned to such term in the Partnership Agreement (as defined in the Indenture) and each of clauses (a)(4)(1)(A), (a)(4)(1)(D) and (b)(2) of Section 4.07 of the Indenture refer to the term “Available Cash”;

WHEREAS, the Partnership Agreement does not assign a meaning to the term “Available Cash” and the reference to such term in Section 1.01 and in each of clauses (a)(1)(A), (a)(1)(D) and (b)(2) of Section 4.07 of the Indenture is manifestly defective and inconsistent with the intent of the Issuers, the Subsidiary Guarantors and the Trustee; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Subsidiary Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE I

This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Subsidiary Guarantors and the Trustee.

ARTICLE II

Section 1.01 of the Indenture is hereby amended by deleting the definition of the term “Available Cash” in its entirety.

Each of clauses (a)(1)(A), (a)(1)(D) and (b)(2) of Section 4.07 of the Indenture is hereby amended by deleting the words “Available Cash from” therefrom.

ARTICLE III

Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.  Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

First Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ANTERO MIDSTREAM PARTNERS LP

	By:	Antero Resources Midstream Management LLC,
its General Partner

By:		/s/ Alvyn A. Schopp
Name:		Alvyn A. Schopp
Title:		Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM FINANCE CORPORATION

By:		/s/ Alvyn A. Schopp
Name:		Alvyn A. Schopp
Title:		Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM LLC ANTERO TREATMENT LLC ANTERO WATER LLC

By:		/s/ Alvyn A. Schopp
Name:		Alvyn A. Schopp
Title:		Chief Administrative Officer, Regional Senior Vice President and Treasurer

Signature Page to First Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Signature Page to First Supplemental Indenture